                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BRUNSWICK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                             BRUNSWICK CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                             Brunswick Corporation

                                                                  March 22, 1999

Dear Brunswick Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Brunswick Shareholders to be held on Wednesday, April 21, 1999, at 2:00 p.m. at Brunswick's corporate offices, 1 N. Field Ct., Lake Forest, Illinois. Brunswick's headquarters is on Route 60, just east of the Tri-State Tollway.

     The formal Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting.

     It is important that your shares be represented at the meeting.

     Therefore, I urge that you MARK, SIGN, DATE and RETURN PROMPTLY the enclosed PROXY in the envelope furnished for that purpose. If you are present at the meeting, you may, if you wish, revoke your proxy and vote in person. I am looking forward to seeing you at the meeting.

                                           Sincerely,
                                           /s/ Peter N. Larson
                                           PETER N. LARSON
                                           Chairman

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of Brunswick Corporation will be held at Brunswick's corporate offices, 1 N. Field Ct., Lake Forest, Illinois, on Wednesday, April 21, 1999, at 2:00 p.m. for the following purposes:

            (1) To elect directors,

            (2) To approve an amendment to the 1991 Stock Plan increasing the number of shares authorized for issuance under the Plan,

            (3) To ratify the appointment of Arthur Andersen LLP as auditors, and

            (4) To consider such other business as may properly come before the meeting.

     Brunswick shareholders of record at the close of business on February 25, 1999, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By order of the Board of Directors,
                                           /s/ Mary D. Allen
                                           MARY D. ALLEN
                                           Secretary

Lake Forest, Illinois
March 22, 1999

                           Brunswick Corporation Logo

                                PROXY STATEMENT

     The Board of Directors of Brunswick Corporation is soliciting proxies from its shareholders for the annual meeting of shareholders to be held on April 21, 1999. This proxy statement is first being mailed to shareholders on or about March 22, 1999. Any shareholder submitting a proxy may revoke it at any time before it is voted. If a shareholder is participating in Brunswick's Dividend Reinvestment Plan or Employee Stock Investment Plan, any proxy given by such shareholder will also govern the voting of all shares held for the shareholder's account under those plans, unless contrary instructions are received.

     Only holders of Brunswick's 92,054,541 shares of Common Stock outstanding as of the close of business on February 25, 1999, the record date, will be entitled to vote at the meeting. Each share of Common Stock is entitled to one vote. The representation in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to provide a quorum at the annual meeting. Abstentions are counted as present in determining whether the quorum requirement is satisfied, but they have no other effect on voting for election of directors. Abstentions are the same as a vote against on other matters. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares will be counted for quorum purposes. The broker non-votes will not be included in the vote totals for a proposal and therefore will have no effect on the vote for the proposal.

                             ELECTION OF DIRECTORS

     Brunswick's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors. Four directors are to be elected at the meeting. The Board of Directors has nominated Peter Harf, Peter N. Larson, Jay W. Lorsch and Bettye Martin Musham for election as directors to serve for terms expiring at the 2002 annual meeting or until their respective successors shall have been elected and qualified.

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named below as directors of Brunswick, except as otherwise specified in the proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the event any one or more of such nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors. Biographical information follows for each person nominated and each person whose term of office will continue after the annual meeting.

NOMINEES FOR ELECTION FOR TERMS EXPIRING AT THE 2002 ANNUAL MEETING

PETER HARF                                                   Director since 1996

Chairman and Chief Executive Officer of Joh. A. Benckiser, GmbH, an international consumer products company, since 1988 and Chairman and Chief Executive Officer of its U.S.-based international cosmetics business, now called Coty Inc., since 1993; age 52

PETER N. LARSON                                              Director since 1995

Chairman and Chief Executive Officer of Brunswick since 1995; Executive Officer, Johnson & Johnson, a leading health care company, 1991-1995, where he served as Chairman of the Worldwide Consumer and Personal Care Group and was a member of the Executive Committee and the Board of Directors; director of Compaq Computer Corporation, Coty Inc. and CIGNA Corporation; Chairman of the Listed Stock Advisory Committee of the New York Stock Exchange; age 59

JAY W. LORSCH                                                Director since 1983

Louis E. Kirstein Professor of Human Relations since 1978, Chairman of Doctoral Programs since 1995, and Senior Associate Dean and Chairman of Executive Education Programs, 1990-1995, Harvard University Graduate School of Business Administration; age 66

BETTYE MARTIN MUSHAM                                         Director since 1993

President and Chief Executive Officer of Gear Holdings, Inc., a design, marketing and communications firm, since 1977; director of Footstar, Inc., Gear Holdings, Inc. and Wallace Computer Co.; age 66

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

NOLAN D. ARCHIBALD                                           Director since 1995

Chairman of the Board, President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, since 1986; age 55

JEFFREY L. BLEUSTEIN                                         Director since 1997

Chairman of the Board of Harley-Davidson, Inc., a motorcycle manufacturer, since 1998; President and Chief Executive Officer of Harley-Davidson, Inc., since 1997; President and Chief Operating Officer of the Motorcycle Division of Harley-Davidson, Inc., 1993-1997; Executive Vice President of Harley-Davidson, Inc., 1991-1997; age 59

KENNETH ROMAN                                                Director since 1995

Independent Consultant since 1991; Executive Vice President, American Express Company, a major financial services company, 1989-1991; Chairman and Chief Executive Officer of The Ogilvy Group, a global advertising and communications company, 1988-1989 (and of Ogilvy and Mather Worldwide, 1985-1989); director of Compaq Computer Corporation and PennCorp Financial Group, Inc.; age 68

ROBERT L. RYAN                                               Director since 1998

Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, since 1993; director of Dain Rauscher Corporation and United Healthcare Corporation; age 55

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

MICHAEL J. CALLAHAN                                          Director since 1991

Executive Vice President and Chief Financial Officer of FMC Corporation, a producer of chemicals and machinery for industry and agriculture, since 1994; Executive Vice President and Chief Financial Officer of Whirlpool Corporation, a manufacturer of major home appliances, 1992-1994; age 60

MANUEL A. FERNANDEZ                                          Director since 1997

Chairman of Gartner Group, Inc., an information technology company, since 1995; Chairman and Chief Executive Officer of Gartner Group, Inc., 1995-1998; and President and Chief Executive Officer of Gartner Group, Inc., 1991-1997; age 52

REBECCA P. MARK                                              Director since 1997

Vice Chairman of Enron Corp., a global integrated natural gas company, since 1998; Chairman and Chief Executive Officer of Azurix, an Enron Corp. global water company, since 1998; Chairman and Chief Executive Officer of Enron International, the emerging markets arm of Enron Corp., since 1996; Chairman and Chief Executive Officer of Enron Development Corp., an Enron subsidiary which pursues new international markets, 1991-1996; director of Thermatrix, Inc., age 44

ROGER W. SCHIPKE                                             Director since 1993

Private Investor; Chairman of the Board and Chief Executive Officer of The Sunbeam Corporation, a consumer products firm, 1993-1996; Chairman of the Board and Chief Executive Officer of The Ryland Group, a company engaged in mortgage banking and home building, 1990-1993; director of Legg-Mason, Inc., Oakwood Homes Corporation and The Rouse Company; age 62

COMMITTEES AND MEETINGS

     The Board of Directors has Executive, Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees. The Audit and Finance, Human Resource and Compensation and Corporate Governance Committees are composed solely of independent directors.

     Members of the Executive Committee are Messrs. Larson (Chairman), Callahan, Fernandez, Lorsch and Schipke.

     Members of the Audit and Finance Committee are Messrs. Callahan (Chairman), Bleustein, Roman and Ryan.

     Members of the Human Resource and Compensation Committee are Messrs. Schipke (Chairman), Archibald and Lorsch.

     Members of the Corporate Governance Committee are Messrs. Fernandez (Chairman) and Harf, Ms. Mark and Ms. Martin Musham.

     The Audit and Finance Committee met five times during 1998. The Committee recommends to the Board the annual selection of independent public accountants; assesses the independence of the independent public accountants; and reviews the scope and results of the audits conducted by the independent public accountants and internal auditors. The Committee consults with the independent public accountants, internal auditors and management regarding the adequacy of the Company's accounting and financial controls and reviews the Company's accounting and financial reporting practices. The Committee meets with the independent public accountants and internal auditors without members of management present. The Committee reports to the Board concerning the preceding matters.

     The Human Resource and Compensation Committee met five times during 1998. The Human Resource and Compensation Committee administers the Brunswick Performance Plan, Strategic Incentive Plan, 1991 Stock Plan, 1994 Stock Option Plan for Non-Employee Directors, 1995 Stock Plan for Non-Employee Directors and Supplemental Pension Plan. The Human Resource and Compensation Committee also recommends to the Board of Directors compensation of the Chairman and Chief Executive Officer and other officers of Brunswick.

     The Corporate Governance Committee met five times during 1998. The Corporate Governance Committee recommends to the Board of Directors nominees for directors of Brunswick to be elected by the shareholders, evaluates the performance of the Board of Directors and its members and recommends compensation for members of the Board of Directors and its committees. The Corporate Governance Committee administers the 1997 Stock Plan for Non-Employee Directors. The Corporate Governance Committee also recommends to the Board nominees to fill vacancies on the Board of Directors as they occur and considers and makes recommendations to the Board with regard to increases and decreases in the size of the Board. The Corporate Governance Committee will consider nominees recommended by shareholders for submission to the Board of Directors. Shareholders wishing to recommend nominees should send such recommendations to the Secretary of Brunswick.

     The By-laws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors. In addition, the By-laws provide a procedure for shareholder nominations. Shareholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of Brunswick not later than
(i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The notice of nomination shall set forth certain information concerning such shareholder and the shareholder's nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of Brunswick if so elected. The chairman of the shareholders' meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The Board of Directors met eight times during 1998. All directors attended 75 percent or more of all board meetings and meetings of committees of which they are members during 1998, except for Ms. Mark and Mr. Ryan.

DIRECTOR COMPENSATION

     Directors who are not employees and who are not committee chairpersons are entitled to an annual fee of $50,000, and the Directors who are Chairpersons of the Audit and Finance, Human Resource and Compensation, and Corporate Governance Committees each receive an annual fee of $57,500 per annum. One-half of such annual fees are paid in Common Stock of Brunswick, and each director may elect to have the remaining one-half of these fees paid in cash or Common Stock. Receipt of this Common Stock may be deferred until after retirement from the Board. New non-employee directors receive an award of Common Stock which has a value of $25,000 at the time they are first elected to the Board, and receipt of this Common Stock is deferred until after retirement from the Board.

     Non-employee directors at the time of the 1998 annual meeting of shareholders of Brunswick received options to purchase 3,000 shares of Common Stock each at a price of $32.5625 per share. New non-employee directors receive options to purchase 3,000 shares of Common Stock if they first are elected to the Board of Directors within six months after the most recent annual meeting of shareholders or options to purchase 1,500 shares of Common Stock if they first are elected after six months following the most recent annual meeting of shareholders. The exercise price of these options is 100 percent of the fair market value of the Common Stock on the date of the award. Options for one-half of these shares become fully exercisable one year after the date of the award, and options for the other one-half become exercisable two years after the date of the award. In addition, the options become exercisable upon a change in control of Brunswick. The options may be exercised at any time after becoming exercisable until the tenth anniversary of the date of the award.

     Directors may purchase engines, boats, fitness equipment and billiards tables from Brunswick at Brunswick's dealers' net cost. Each director also may use one Brunswick boat for up to two years. In addition, directors may receive up to $1,500 of Brunswick products annually. The value of the products is included in the directors' taxable income, and Brunswick reimburses the directors for any taxes due.

                                  SHAREHOLDERS

     Each director, each executive officer listed in the summary compensation table and all directors and executive officers as a group owned the number of shares of Brunswick Common Stock set forth in the following table:

                                                                  Number of Shares        Percent
                     Name of Individual                          Beneficially Owned         of
                    or Persons in Group                        as of February 1, 1999      Class
-------------------------------------------------------------------------------------------------
Nolan D. Archibald                                                      23,502(1)           *
Jeffrey L. Bleustein                                                    10,002(1)           *
Michael J. Callahan                                                     42,488(1)           *
Manuel A. Fernandez                                                      6,503(1)           *
Peter Harf                                                              35,817(1)           *
Peter N. Larson                                                      1,139,011(2)           1.2%
Jay W. Lorsch                                                           34,099(1)           *
Rebecca P. Mark                                                          5,965(1)           *
Bettye Martin Musham                                                    23,844(1)           *
Kenneth Roman                                                           32,202(1)           *
Robert L. Ryan                                                           1,782(1)           *
Roger W. Schipke                                                        30,530(1)           *
George W. Buckley                                                       27,400(2)           *
William J. Barrington                                                  158,898(2)           *
Peter B. Hamilton                                                      177,515(2)           *
Dudley E. Lyons                                                         18,764(2)           *
All directors and executive officers as a group                      2,270,520(1)(2)        2.4%

* Less than 1 percent

(1) Includes the following shares of Common Stock issuable to the directors, receipt of which has been deferred: Messrs. Archibald 4,503 shares, Bleustein 3,503 shares, Callahan 15,848 shares, Fernandez 5,004 shares, Harf 6,818 shares, Lorsch 18,846 shares, Roman 5,025 shares, Ryan 1,782 shares and Schipke 16,431 shares, Ms. Mark 4,465 shares, Ms. Martin Musham 7,582 shares and all directors as a group 89,812 shares. Also includes the following shares of Common Stock issuable pursuant to currently exercisable stock options: 4,000 shares for each of Messrs. Archibald, Harf and Roman; 9,600 shares for each of Messrs. Callahan, Lorsch and Schipke and Ms. Martin Musham; and 1,500 shares for each of Messrs. Bleustein and Fernandez and Ms. Mark.

(2) Includes 420,249 shares for Mr. Larson, receipt of which has been deferred and of which 50,000 shares were restricted, and includes the following shares of restricted stock: Mr. Barrington 5,000 shares, and all directors and executive officers as a group 66,700 shares. Also includes the following shares of Common Stock issuable pursuant to currently exercisable stock options: Messrs. Larson 716,255 shares, Buckley 15,000 shares, Barrington 117,400 shares, Hamilton 133,000 shares, Lyons 12,000 shares and all directors and executive officers as a group 1,402,535 shares.

     The only shareholder known to Brunswick to own beneficially more than 5 percent of the outstanding Common Stock of Brunswick is:

                                                                     Shares
                                                                  Beneficially           Percent
                      Name and Address of                          Owned as of             of
                        Beneficial Owner                        December 31, 1998         Class
  ----------------------------------------------------------------------------------------------
  Harris Associates, Inc.                                         7,760,600(1)            8.4%
  Two North LaSalle Street
  Chicago, IL 60602

(1) Harris Associates LP is also considered the beneficial owner of all of these shares. Harris Associates Investment Trust, series designated The Oakmark Fund, owns 7,280,000 of these shares and has shared voting power and shared dispositive power for such shares. Harris Associates, Inc. and Harris Associates LP have shared voting power for all of these shares, sole dispositive power for 479,800 of these shares and shared dispositive power for 7,280,800 of these shares.

            REPORT OF THE HUMAN RESOURCE AND COMPENSATION COMMITTEE

     The Human Resource and Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-employee directors and is responsible for overseeing all compensation plans in which the Chairman and Chief Executive Officer and the Senior Executives of Brunswick participate. For 1998, "Senior Executives" include all Group Presidents and all Senior Corporate Executives in Brunswick.

EXECUTIVE COMPENSATION PLANS

     We welcome the opportunity to share with our shareholders the details of our executive compensation plans and the philosophy that has been followed in developing these plans. At the root of our compensation system is a belief that the corporation with the best employee talent will be the market leader. The purposes of the plans are to attract and retain outstanding key employees and to encourage an ownership commitment through Stock Ownership Guidelines facilitated by our incentive compensation programs. Brunswick recognizes past performance and expected future contributions through a combination of competitive base salaries, the annual Brunswick Performance Plan, the Strategic Incentive Plan and the 1991 Stock Plan. These plans motivate our executives by providing incentives for the successful implementation of Brunswick's tactical and strategic initiatives.

     Our independent consultant provides extensive information regarding the compensation practices of comparable companies with revenues similar to Brunswick and/or the competitors of our business units for the purpose of reviewing and establishing salary levels. Because of their smaller size, some of the companies included in our industry peer group on page 12 are not included in the list of comparable companies for the determination of salary ranges for the Senior Executives. Our competition for executive talent includes a broad array of corporations providing manufactured consumer products and related services.

     During 1998, Brunswick's executive compensation plans included competitive base salaries plus incentives for short-term, mid-term and long-term performance. Our mix of base and incentive pay plans has been designed to place a substantial amount of compensation at risk, more than the average corporation in our compensation survey. The size of the individual awards in the plans increases based upon the level of responsibility of the Senior Executive. In this way, a greater opportunity for incentive compensation is provided for those executives whose responsibilities are deemed to have the largest impact on the long-term success of Brunswick. In its administration of the plans the Committee has in the past, and may in the future, use judgment and discretion.

     ANNUAL BASE SALARIES, including the Chief Executive's, have been targeted at levels generally in the third quartile of the marketplace for similar positions for defensive and retention reasons. For salary administration, "salary band ranges" have been developed to establish internal equity for like positions, while also supporting a broad cross-organizational career development process. Survey data provided by our independent consultant provides an external assessment of the market pricing for our positions. We believe that this combination of internal and external comparisons provides the best overall measure for salary administration. Our consultant's study will be updated every other year; it was completed most recently in September 1998. Executives whose salaries are above the market data at the 75th percentile for their comparative positions will be scheduled for salary reviews every two years; all other executives' salaries will be reviewed annually.

     THE BRUNSWICK PERFORMANCE PLAN is an annual bonus plan that in 1998 provided opportunities for bonuses to be earned by Senior Executives and other management employees of Brunswick. Under the Plan, bonus pools were generated based upon the achievement of specified annual financial targets and written objectives which were reviewed by the Committee. For 1998, 40 percent of the bonus for Group executives was based on their operating margin percentage, 40 percent was based on working capital turnover targets and the remaining 20 percent was based on clearly established organizational development objectives central to the continued strength of their business. For corporate executives, 80 percent of the bonus was based on the earnings per share goal and 20 percent on specific organizational development objectives. Awards under this Plan for Senior Executives can reach up to 125 percent of their base salaries in effect at the beginning of the Plan year. Bonuses earned by Senior Executives under the Plan for 1998 were reviewed and approved by the Committee based upon an assessment of performance against assigned goals. In addition, for certain of the Senior Executives, the bonus earned was paid up to 50 percent in Brunswick stock and 50 percent in cash if they had not met the Stock Ownership Guidelines, as described below. If the guidelines have been met, the payment form is at the election of the Senior Executive. Any cash or stock payment may be deferred at the Senior Executive's election.

     The purpose of the STRATEGIC INCENTIVE PLAN is to provide a mid-term incentive for the successful implementation of Brunswick's strategic plans by defining the contribution necessary from each business unit to achieve Brunswick's overall plan. The performance period for the Strategic Incentive Plan beginning January 1, 1997, was two years. The goals for the 1997 to 1998 performance period were specified financial targets; 50 percent for division contribution and 50 percent for operating margin percentage for the business units and earnings per share for corporate participants. Bonuses for Senior Executives under the Plan were based upon a combination of business unit performance and overall Brunswick performance. For this cycle, Senior Executives may earn up to 100 percent of base salary or up to 75 percent of base salary in effect at the beginning of the performance period depending upon their position. From 75 percent to 100 percent of the maximum awards were denominated in stock units at the beginning of the performance period using the January 2, 1997, closing price of Brunswick's Common Stock. The payout value of these units was based upon the closing stock price on December 31, 1998. Similar to the annual bonus plan, a portion of the final payout was made in Common Stock for those Senior Executives who had not reached the Stock Ownership Guidelines. Any payments may be deferred.

     THE 1991 STOCK PLAN, Brunswick's long-term incentive plan, provides the opportunity to grant stock options. Brunswick believes strongly that stock and stock options are an integral part of a Senior Executive's total annual compensation package. It has long been the belief of Brunswick that Senior Executives who own significant amounts of Brunswick stock are more inclined to focus on its long-term growth, make decisions which are in the best interests of all shareholders and contribute to higher levels of shareholder value.

     Brunswick has a formal policy regarding Stock Ownership Guidelines. Under the Guidelines as approved by the Committee, Senior Executives of Brunswick are expected to own specific minimum amounts of Brunswick stock, calculated as a multiple of their base salaries, and ranging from five times annual salary for the Chairman and Chief Executive Officer to one to three times base salary for Senior Executives. In the case of a new hire or promotion to a Senior Executive position, the individual will be expected to reach the targeted amount required under the policy within five years.

     In July 1998, the Committee approved the annual award of options. The exercise price was set at 100 percent of the fair market value on the date of grant. The awards were approximately the same numbers of options granted in July 1997. These values were up to 100 percent of the base salary of the Senior Executives. Options will vest in three years; however, vesting may be accelerated based upon the achievement of specific thresholds for earnings per share or stock price. The size of the previous option grant was taken into consideration when determining the amount and number of the 1998 option grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In April 1998, a three-year contract extension of Mr. Larson's Employment Agreement was completed. As part of this agreement, Mr. Larson was awarded 50,000 stock units, which will be deferred until his termination of employment at which time he will be paid in shares of Brunswick stock, and he will be awarded 50,000 additional stock units in 1999, 2000 and 2001, which will also be deferred until his termination of employment. His performance will continue to be reviewed annually by the Board, taking into account such financial and non-financial factors as the Board determines to be pertinent. Also, approximately six months through each annual performance cycle, the Board reviews Mr. Larson's performance, with the interim review focusing primarily on non-financial factors that are believed to be essential for his successful leadership of Brunswick. On October 21, 1998, the Board increased Mr. Larson's base salary to $900,000 effective December 1, 1998. His base salary had been unchanged since April 1995.

     Mr. Larson participates in an annual bonus plan that provides for a maximum of 200 percent of his annual salary based upon the achievement of specific financial and leadership goals established by the Board. Mr. Larson's goals for 1998 included achievement of specified earnings per share and net sales targets. After considering the extent of Mr. Larson's accomplishments of his assigned goals, the Committee recommended, and the Board of Directors approved, a bonus of $672,800 for 1998, 42.05 percent of his maximum award, a portion of which was deferred by Mr. Larson.

     Mr. Larson participates in the Strategic Incentive Plan under which he may earn a maximum of 100 percent of base salary per year in each cycle depending on the achievement of performance goals which have been approved by the Board. One hundred percent of the award is denominated in stock units at the beginning of the performance period using the closing price of Brunswick's Common Stock on the first day of the performance period. The payout value of these units was based upon the closing stock price on December 31, 1998. Mr. Larson's goals for this cycle related to acquisition strategy, talent enhancement and strengthening of the relationship with the investment community. In recognition of the extent of Mr. Larson's achievement of these strategic goals, the Committee recommended and the Board approved an award to Mr. Larson of $1,110,483, 66.25 percent of his maximum award, which he has deferred.

     In July 1998, at the time the other Senior Executives were awarded options, Mr. Larson was awarded options to purchase 150,000 shares of Brunswick's Common Stock at its then current market value with the vesting provisions similar to those options awarded all other Senior Executives.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     Brunswick has reviewed its executive compensation plans in response to the Omnibus Budget Reconciliation Act of 1993 (the "Act"), which established a $1 million tax deduction limitation in August 1993 for the taxable years beginning on or after January 1, 1994. The limitation applies to compensation in excess of $1 million paid to any executive who is employed by Brunswick on December 31 and named in the summary compensation table, with certain exceptions. Mr. Larson and all other Senior Executives will defer receipt of compensation, to the extent it is not deductible by Brunswick, under the terms of an automatic deferral plan established for this purpose.

     Submitted by Members of the Human Resource and Compensation Committee of the Board of Directors.

        R. W. Schipke, Chairman
        N. D. Archibald
        J. W. Lorsch

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                    BRUNSWICK, S&P 500 INDEX AND PEER GROUP
PERFORMANCE GRAPH

         ------------------------------------------------------------------------------------------------------
                                      1993         1994         1995         1996         1997         1998
             BRUNSWICK               100.0        107.4        139.7        142.6        183.4        152.5
             S&P 500 INDEX           100.0        101.3        139.4        171.6        228.7        294.4
             PEER GROUP              100.0        122.9        120.0        125.3        133.8        122.4

The basis of comparison is a $100 investment at December 31, 1993 in each of Brunswick, the S&P 500 Index and a peer group of six recreation manufacturing companies (Coleman Company, Inc., Cybex International, Inc., Huffy Corporation, Johnson Worldwide Associates, Inc., K2, Inc., and Polaris Industries, Inc.) weighted by the beginning of the year market value of each company. All dividends are reinvested.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers for each of the last three years.

                                                                                       Long-Term
                                                                                      Compensation
                                             Annual Compensation          ------------------------------------
                                      ---------------------------------           Awards             Payouts
                                                                Other     -----------------------   ----------
                                                               Annual     Restricted   Securities   Long-Term    All Other
                                                               Compen-      Stock      Underlying   Incentive     Compen-
        Name/Position          Year    Salary     Bonus(3)    sation(4)    Award(5)    Options(#)    Payouts     sation(6)
--------------------------------------------------------------------------------------------------------------------------
Peter N. Larson/Chairman       1998   $808,493   $2,397,800   $221,379     $      0     150,000     $1,110,483   $229,287
and Chief Executive Officer    1997    800,000     843,200      63,036            0     200,000     1,949,742     229,716
                               1996    800,000   1,387,063     115,197      790,400     162,255             0       3,223
--------------------------------------------------------------------------------------------------------------------------
George W. Buckley/Senior       1998   $403,397   $ 628,800    $ 14,959     $      0      35,000     $ 356,190    $ 33,706
Vice President and President-  1997    186,301     185,600     133,114            0      50,000       100,000     471,875
Mercury Marine Group(1)
--------------------------------------------------------------------------------------------------------------------------
William J. Barrington/Vice     1998   $387,973   $ 431,200    $ 17,628     $      0      30,000     $ 342,833    $ 76,925
President and President- Sea   1997    385,000     331,639           0            0      30,000       665,769      74,569
Ray Group                      1996    362,055     360,000           0            0      88,000       210,600      71,970
--------------------------------------------------------------------------------------------------------------------------
Peter B. Hamilton/Executive    1998   $403,397   $ 391,200    $ 15,861     $      0      30,000     $ 209,534    $ 81,448
Vice President, Chief          1997    400,000     374,080         479            0      30,000       587,531      84,224
Financial Officer and          1996    354,110     350,000      11,085            0      90,000             0      43,410
Chairman- Indoor Recreation
--------------------------------------------------------------------------------------------------------------------------
Dudley E. Lyons/Senior Vice    1998   $353,397   $ 263,600    $      0     $      0      25,000     $ 135,946    $ 34,786
President-Strategic Business   1997    140,959     170,000      26,946            0      40,000       100,000     159,375
Development and Chairman-
US Marine(2)
--------------------------------------------------------------------------------------------------------------------------

(1) Mr. Buckley joined Brunswick as Vice President and President -- Mercury Marine Group in August 1997.

(2) Mr. Lyons joined Brunswick as Vice President -- Strategic Business Development in August 1997.

(3) The annual bonus amount for Mr. Larson includes $1,725,000 representing the value of 50,000 Common Stock units awarded on April 1, 1998. Receipt of the Common Stock represented by these units has been deferred until his termination of employment.

(4) Includes $79,746 for Mr. Larson in 1996 and $26,940 for Mr. Buckley in 1997 for use of Brunswick's aircraft for authorized non-corporate purposes, and for Mr. Buckley in 1997 amounts reimbursed for payment of taxes and $35,898 for relocation allowances which were in addition to amounts generally paid.

(5) The amount shown in this column is the value of the restricted shares as of the date of grant. As of December 31, 1998, Mr. Barrington held 9,000 restricted shares with a value of $222,750. Mr. Larson was awarded 29,411 shares in February 1997 based on Brunswick's financial performance for 1996, and these shares became fully vested on February 15, 1998. Receipt of Mr. Larson's shares is deferred until his retirement. Dividends are paid quarterly on all shares of restricted stock.

(6) All Other Compensation for 1998 for the named officers is comprised of the following: (i) Company contributions to the Brunswick Retirement Savings Plan for Messrs. Larson $2,200, Buckley $2,200, Barrington $1,694, Hamilton $2,200 and Lyons $2,200; (ii) Company contributions to the Brunswick Employee Stock Ownership Plan for Messrs. Larson $334, Buckley $393, Barrington $373, Hamilton $334 and Lyons $334;
    (iii) Company contributions for the Sea Ray Employees' Stock Ownership and Profit Sharing Plan and Supplemental Profit Sharing Plan for Mr. Barrington of $58,715 and (iv) the value of split dollar life insurance premiums paid by the Company on behalf of the named executive officers. This value represents the cost of term life insurance provided during the year as well as the present value of the potential cash surrender value attributable to this year's premium payment. This present value is determined by assuming an interest free loan to the named executives until the Company is reimbursed for its portion of the premiums. These amounts are: Messrs. Larson $226,753, Buckley $31,113, Barrington $16,143, Hamilton $78,914 and Lyons $32,252.

                             OPTION GRANTS IN 1998

                                               Individual Grants(1)
                                 ------------------------------------------------          Potential Realizable
                                 Number of    % of Total                                  Value at Assumed Annual
                                 Securities    Options                                     Rates of Stock Price
                                 Underlying   Granted to                               Appreciation for Option Term
                                  Options     Employees    Exercise    Expiration  -------------------------------------
Executive                         Granted     in 1998(4)    Price         Date     0%          5%              10%
------------------------------------------------------------------------------------------------------------------------
Peter N. Larson(2).............    150,000      11.81%     $19.9375      07/28/08   0        $1,880,788       $4,766,286
George W. Buckley(3)...........     35,000       2.75%     $19.9375      07/28/08   0          $438,851       $1,112,133
William J. Barrington(3).......     30,000       2.36%     $19.9375      07/28/08   0          $376,158         $953,257
Peter B. Hamilton(3)...........     30,000       2.36%     $19.9375      07/28/08   0          $376,158         $953,257
Dudley E. Lyons(3).............     25,000       1.97%     $19.9375      07/28/08   0          $313,465         $794,381
All Optionees(5)...............  1,270,550        100%     $20.0975       Various   0       $16,058,773      $40,696,020
All Shareholders(6)............        N/A         N/A          N/A           N/A   0    $1,163,510,936   $2,948,565,152
Optionee's Gain as % of All
  Shareholders' Gains..........        N/A         N/A          N/A           N/A   0             1.38%            1.38%

(1) Non-qualified stock options awarded during 1998 were granted at 100 percent of the closing market value on the date of grant with a 10-year option term. When exercising options, an option holder may deliver previously acquired shares of Common Stock or may request that shares be withheld to satisfy the required withholding taxes.

(2) Thirty percent of the options vest on the earliest of (i) the first anniversary of the grant date, (ii) when Brunswick's stock price attains $35.00 per share or (iii) when annual net earnings exceed $2.70 per share; 30 percent vest on the earliest of (i) the second anniversary of the grant date, (ii) when Brunswick's stock price attains $40.00 per share or (iii) when annual net earnings of Brunswick exceed $3.00 per share; and 40 percent vest on the earliest of (i) the third anniversary of the grant date, (ii) when Brunswick's stock price attains $45.00 per share or (iii) when annual net earnings of Brunswick exceed $3.30 per share. Options vest earlier if there is a change in control of Brunswick.

(3) Thirty percent of the options vest when Brunswick's stock price attains $35.00 per share or when annual net earnings of Brunswick exceed $2.70 per share; 30 percent vest when Brunswick's stock price attains $40.00 per share or when annual net earnings of Brunswick exceed $3.00 per share; and 40 percent vest when Brunswick's stock price attains $45.00 per share or when annual net earnings of Brunswick exceed $3.30 per share. Any options not vested prior to the third anniversary of the grant date become exercisable on that date. Options vest earlier if there is a change in control of Brunswick.

(4)  Based on 1,270,550 options granted to 464 employees during 1998.

(5) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. No appreciation in the stock price results in no payout for the optionee.

(6) The potential realizable values for all shareholders were calculated using the weighted average exercise price of option shares awarded during 1998 and the total outstanding shares of Common Stock on December 31, 1998. At 5 percent and 10 percent annual appreciation the value of the Common Stock would be approximately $32.74 per share and $52.13 per share, respectively, at the end of the 10-year period.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                 Number of Securities                  Value of
                              Number of       Underlying the Unexercised      Unexercised, In-the-Money
                               Shares             Options at 12/31/98        Options Held at 12/31/98(1)
                             Acquired on      ---------------------------   ------------------------------
       Executive              Exercise        Exercisable   Unexercisable   Exercisable      Unexercisable
----------------------------------------------------------------------------------------------------------
Peter N. Larson                   0             687,353        324,902      $2,716,360         $991,115
George W. Buckley                 0              15,000         70,000      $        0         $168,438
William J. Barrington             0              98,200         86,200      $  479,700         $272,775
Peter B. Hamilton                 0             113,000         87,000      $  338,000         $273,875
Dudley E. Lyons                   0              12,000         53,000      $        0         $120,313

(1) Represents the difference between the option exercise price and the fair market value of Brunswick's Common Stock on December 31, 1998.

                 LONG-TERM INCENTIVE PLAN -- AWARDS DURING 1998

                      Number of Shares,     Performance or Other         Estimated Future Payouts Under
                           Units or             Period Until               Non-Stock Price-Based Plans
     Executive        Other Rights(#)(1)    Maturation or Payout    Threshold(#)     Target(#)    Maximum(#)
-------------------------------------------------------------------------------------------------------------
Peter N. Larson              53,333         01/02/98 - 12/31/99         13,334         40,000        53,333
George W. Buckley            16,668         01/02/98 - 12/31/99          6,667         13,334        16,668
William J.
  Barrington                 16,043         01/02/98 - 12/31/99          6,417         12,834        16,043
Peter B. Hamilton            16,668         01/02/98 - 12/31/99          6,667         13,334        16,668
Dudley E. Lyons           C  12,989         01/02/98 - 12/31/99          5,196         10,391        12,989
                          D $20,508                                    $ 8,203        $16,406       $20,508

(1) These are awards under Brunswick's Strategic Incentive Plan. The value and the number of stock units were determined as a percentage of the executive officer's salary on

     January 2, 1998, based on the price of Brunswick's Common Stock at that time. The number of the stock units to which each officer becomes entitled will depend upon the achievement of specified strategic goals for Mr. Larson and specified financial targets for aggregate division contribution and earnings per share for the other executive officers. Mr. Lyons also received a cash award under the plan which is contingent on achieving the same targets. Each executive officer may elect to have stock units paid in Common Stock or in cash based on the price of the Common Stock at the time of the payout.

                                 PENSION PLANS

     The following table shows the maximum retirement income which may be payable as a straight life annuity pursuant to Brunswick's salaried pension plans at age 65 under various assumed conditions prior to reduction for Social Security benefits.

              Average of the
               Three Highest                                       Retirement Income for
            Consecutive Years'                                 Years of Participating Service
               Earnings as a                 ------------------------------------------------------------------
                Participant                     15                20                 25                  30
---------------------------------------------------------------------------------------------------------------
$ 600,000                                    $198,000          $264,000          $  330,000          $  396,000
   800,000                                    264,000           352,000             440,000             528,000
 1,000,000                                    330,000           440,000             550,000             660,000
 1,600,000                                    528,000           704,000             880,000           1,056,000
 2,200,000                                    726,000           968,000           1,210,000           1,452,000

     The salaried pension plans are non-contributory plans providing for benefits following retirement under a formula based upon years of participation in the plans up to 30 years, the average of the three highest consecutive years' earnings (salaries, annual bonuses and commissions but excluding bonuses earned under the Strategic Incentive Plan), and age. The 1998 earnings used to calculate Mr. Larson's benefits under the salaried pension plans are $1,643,220, which include his 1998 salary and the bonus paid in 1998 for 1997 performance. The 1998 award of 50,000 stock units valued at $1,725,000 is not included in calculating his pension.

     The years of service of the officers named in the summary compensation table are: Messrs. Larson 19 years, Buckley 1 year, Hamilton 15 years and Lyons 1 year. Mr. Barrington does not participate in any salaried pension plan. Mr. Larson's 19 years include 15 years when he was employed by Johnson & Johnson since his employment agreement provides that Brunswick will pay him a pension as if he had been employed by Brunswick for these 15 years, reduced by the pension he receives from Johnson & Johnson and reduced by his Social Security benefit. Brunswick has agreed to award Mr. Buckley 5 additional years of service after he has been employed by Brunswick for 3 years. Mr. Hamilton's 15 years include 12.5 years when he was employed by Cummins Engine Company, Inc., since Brunswick has agreed to provide Mr. Hamilton with a pension from Brunswick as if he had been employed by Brunswick for these 12.5 years, reduced by the pension he receives from Cummins Engine Company, Inc.

     If there is a change in control of Brunswick on or before March 1, 2001, and if there is a termination, merger or transfer of assets of the salaried pension plans during the five years following the change in control of Brunswick, benefits would be increased so that there would be no excess net assets. Also, in the event of the involuntary termination of employment (other than for cause) of a participant in the salaried pension plans during the five years following such change in control of Brunswick, the participant's pension would not be reduced as a result of early retirement. A change in control of Brunswick is the same as the definition in Mr. Larson's employment agreement, which is described on page 19, except that prior to the occurrence of a transaction the Brunswick Board of Directors may decide that the transaction does not constitute a change in control for purposes of the pension plan.

                             EMPLOYMENT AGREEMENTS

     Brunswick has an employment agreement with Mr. Larson which provides for his employment through April 1, 2002, at an annual salary of $900,000 per year commencing December 1, 1998. The agreement will be extended for successive additional one-year terms unless Brunswick or Mr. Larson elects not to extend the term at least six months before the new term otherwise would begin. The agreement provides for an annual bonus of up to 200 percent of salary based on the accomplishment of specified goals, which will be paid one-half in cash and one-half in Common Stock of Brunswick. Mr. Larson may elect to have the entire bonus paid in cash if he has satisfied Brunswick's stock ownership guidelines.

     The agreement provides that he will participate in Brunswick's Strategic Incentive Plan and that his maximum award under the Strategic Incentive Plan will be 100 percent of his base salary for each year of the two-year performance period. Awards under this plan are denominated in stock units based on the market value of Brunswick's Common Stock at the beginning of the performance period. Under the plan Mr. Larson may elect to receive stock or the cash value of the stock units at the time the award is paid, depending in part on whether he has satisfied Brunswick's stock ownership guidelines.

     Mr. Larson is also entitled under the agreement to an annual award of options to purchase Common Stock which are to have a value of $750,000 using the Black-Scholes pricing model. In 1996, Mr. Larson was granted an option to purchase 90,000 shares of Brunswick Common Stock, which was in addition to the normal annual award provided under the agreement and in lieu of the award for 2002. The agreement also provides that with some exceptions Mr. Larson shall participate in all benefit plans offered to Brunswick's Senior Executives during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause, or for three years if following a change of control of Brunswick (as defined below). In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by Brunswick.

     The agreement provides that Mr. Larson was awarded 50,000 Common Stock units on April 1, 1998, and that Mr. Larson is to be awarded 50,000 Common Stock units on the first business day of 1999, 2000 and 2001, which will vest on December 31 of each such year. Mr. Larson has deferred receipt of the Common Stock represented by these units until he terminates employment.

     Mr. Larson has agreed to defer receipt of cash or Common Stock compensation under his agreement to the extent the current payment of the cash or Common Stock would result in the payment not being deductible by Brunswick because it exceeds the $1 million deduction limitation in Section 162(m) of the Internal Revenue Code. He also may elect to defer receipt of additional cash or Common Stock compensation under his agreement. Cash amounts deferred either will be invested or will accrue interest at the prime rate in effect at the First National Bank of Chicago (plus 5 percent per annum for amounts which are deferred by reason of the $1 million deduction limitation) or, if greater, at Brunswick's short term borrowing rate. Dividends on Common Stock which is deferred will be reinvested in additional shares of Common Stock unless Mr. Larson elects to receive the dividends on a current basis. Life insurance of three-and-one-half times Mr. Larson's base salary is to be maintained for him during the term of the agreement and for two years following termination of the agreement for any reason other than death, incapacity or cause. Mr. Larson may elect to reduce the amount of life insurance provided to him and to receive the premiums which otherwise would have been paid for the insurance.

     The agreement provides that Mr. Larson will receive a pension from Brunswick as if he had been employed by Brunswick for an additional 15 years, reduced by the pension he receives from Johnson & Johnson, his former employer, and reduced by the amount of his Social Security benefit. Mr. Larson may elect to be paid his pension benefits under Brunswick's supplemental pension plan in a lump sum.

     If, other than following a change in control of Brunswick, Mr. Larson's employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or Mr. Larson resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Larson that, as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by Brunswick of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) his salary for two years following termination at the rate in effect as of the date of termination and (ii) annual bonus and strategic incentive awards for the two year period following termination based on performance to date extrapolated through the termination date. Stock options granted to Mr. Larson prior to January 1, 1998, become exercisable on termination of employment to the extent they were not already exercisable. If Mr. Larson's employment continues through April 1, 1999, stock options granted to Mr. Larson prior to January 1, 1999, shall become exercisable on termination of employment. If his employment continues through April 1, 2002, all additional stock options shall become exercisable on termination of employment. In addition, on termination of Mr. Larson's employment non-performance restrictions on stock options shall lapse, performance restrictions on options shall lapse to the extent authorized by the Board of Directors, and options which are then exercisable or become exercisable because of the lapse of restrictions shall remain exercisable until the earlier of (i) their expiration or (ii) five years following termination of employment. The agreement prohibits competition with Brunswick by Mr. Larson during the term of the agreement and for two years thereafter and requires confidentiality on the part of Mr. Larson during and after the term of the agreement.

     If Mr. Larson resigns during the 60 days following a change in control of Brunswick, or if during the term of the agreement Mr. Larson's employment is terminated following a change in control for any reason other than for death, incapacity or cause, or if during the term of the agreement following a change in control Mr. Larson resigns following a significant change in the nature or scope of his duties, a reduction in compensation, a reasonable determination by Mr. Larson that, as a result of change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, then Mr. Larson shall receive a lump sum payment equal to (i) his salary for three years and
(ii) a bonus of 200 percent of salary for each of the three years. He will also receive incentive compensation, split dollar life insurance and other employee benefits for the three years, except that he shall not receive these benefits for periods after his 65th birthday. In addition, Brunswick is required under the agreement to pay Mr. Larson any amount then held for him in a deferred compensation account and to pay a lump sum pension payment equal to the present value of benefits accrued under Brunswick's supplemental pension plan, and these benefits shall be adjusted to add three years to his age and years of service (or, if less than three years, the period from Mr. Larson's termination until his 65th birthday) at his annual salary at the time of termination with an annual bonus of 200 percent of his salary. He shall be fully vested in all stock options and restricted stock awards, and stock options may be exercised until the earlier of (i) their expiration or (ii) five years following his termination. If Mr. Larson is required to pay any excise tax on payments from Brunswick by reason of Section 4999 of the Internal Revenue Code of 1986, Brunswick will reimburse him for such excise tax plus any other taxes owed as a result of such reimbursement.

     The definition of a change in control includes (i) the ownership of 30 percent or more of the outstanding voting stock of Brunswick by any person other than an employee benefit plan of Brunswick, (ii) a tender offer which has not been negotiated and approved by the Board of Directors of Brunswick for stock of Brunswick if (a) the offeror owns or has accepted for payment 25 percent or more of the outstanding voting stock of Brunswick or (b) the offer remains open three days before its stated termination date and if the offeror could own 50 percent or more of the outstanding voting stock of Brunswick as a result of the offer,
(iii) the failure of the Board of Directors' nominees to constitute a majority of the Board of Directors of Brunswick following a contested election of directors, (iv) a merger of Brunswick with another corporation unless Brunswick's stockholders receive 75 percent of the voting stock outstanding after the merger and except for a merger effected to implement a recapitalization of Brunswick in which no person acquires more than 25 percent of the Brunswick voting stock or (v) a complete liquidation or dissolution of Brunswick or sale of substantially all of Brunswick's assets.

     Brunswick has an employment agreement with Mr. Lyons which provides for his employment through August 4, 2000, at an annual salary of not less than $390,000 per year commencing December 1, 1998. The agreement provides for an annual bonus of up to 100 percent of salary, which may be paid in cash and/or Brunswick Common Stock.

     The agreement provides that he will participate in Brunswick's Strategic Incentive Plan and that his maximum award under the Strategic Incentive Plan will be 100 percent of his annual salary at the beginning of the performance period. Under this plan all of the awards are denominated in stock units based on the market value of Brunswick Common Stock at the beginning of the performance period. Under the plan Mr. Lyons may elect to receive stock or the cash value of the stock units at the time the award is paid, depending in part on whether he has satisfied Brunswick's stock ownership guidelines.

     The agreement provides that Mr. Lyons shall receive stock options having a value based on the Black-Scholes valuation method of up to 50 percent of his salary and that he will receive life insurance under Brunswick's split dollar life insurance plan equal to 3.5 times his annual salary. The agreement also provides that Mr. Lyons shall participate in all benefit plans offered to Brunswick's Senior Executives during the term of the agreement and for one year following termination of the agreement for any reason other than death, incapacity or cause. In addition, the agreement provides that he shall be entitled for six years following the termination of the agreement to coverage under any directors and officers liability insurance policy, indemnification by-law and indemnification agreement then maintained or offered by Brunswick.

     If Mr. Lyons' employment is terminated before completion of the term of his agreement for any reason other than death, incapacity or cause, or if Mr. Lyons resigns following a significant change in the nature or scope of his duties, a reduction in his compensation, a reasonable determination by Mr. Lyons that, as a result of a change in the circumstances regarding his duties, he is unable to exercise his authorities or duties, or breach by Brunswick of the agreement, the agreement provides that he shall receive a lump sum payment equal to (i) to his salary for one year following termination at the rate in effect as of the date of termination and (ii) annual bonus and strategic incentive awards for the one year period following termination based on performance to date extrapolated through the termination date. The agreement prohibits competition with Brunswick by Mr. Lyons during the term of the agreement and for one year thereafter and requires confidentiality on the part of Mr. Lyons during and after the term of the agreement.

     Brunswick also has agreements with Messrs. Hamilton, Buckley, Barrington and Lyons that provide that after a change in control of Brunswick each executive will be employed for three years (but not beyond the executive's 65th birthday) during which the executive will be entitled to a salary not less than the executive's annual salary immediately prior to the change in control, with the opportunity for regular increases, incentive compensation, employee benefits and perquisites equivalent to those provided by Brunswick to executives with comparable duties, but at least as great as those to which the executive was entitled immediately prior to the change in control. The definition of a change in control in these agreements is the same as the definition in Mr. Larson's agreement described above.

     If employment is terminated under any of these agreements before completion of the term of employment for any reason other than death, incapacity or cause, or if an executive resigns following a significant change in the nature or scope of the executive's duties, a reduction in total compensation, a reasonable determination by the executive that as a result of a change in the circumstances affecting the executive's position the executive is unable to exercise the authorities and duties attached to the executive's position, or for any reason during the 30 days after the first anniversary of the change in control, the executive would be paid a lump sum payment equal to (i) his salary for three years at the rate in effect as of the date of termination, and (ii) a bonus of 100 percent of salary for each of the three years. The executive will be entitled to receive a lump sum payment for supplemental pension plan benefits, stock options and other employee benefits for the three years. The executive shall continue to participate in Brunswick's split dollar life insurance plan until the executive's policy is released to the executive in accordance with the plan's provisions and shall be fully vested in all stock options and restricted stock awards. The executive will be able to exercise all stock options until the earlier of (i) their expiration or (ii) two years following termination of employment. If the executive attains age 65 during such three-year period, all of the foregoing payments will be reduced proportionally. If the lump sum payments are paid, the executive shall be treated as though he or she had continued to participate in Brunswick's incentive compensation and employee benefit plans for the three years, and the executive will receive a lump sum payment equal to the then present value of the additional pension benefit accrued for the three years with his salary and bonus specified above. The agreements prohibit competition with Brunswick by the executive for one year after termination of employment and require confidentiality on the part of the executive during and after the term of the agreements. The agreements also provide that if any executive is required to pay any excise tax on payments from Brunswick by reason of Section 4999 of the Internal Revenue Code of 1986, Brunswick will reimburse the executive for such excise tax plus any other taxes owed as a result of such reimbursement. Payments to Mr. Lyons will be reduced by the amount of any payment to him under his employment agreement described above in the event of termination of employment.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     J. Roger Patterson, former Vice President-Marine Asset Management, filed one late Form 4 to report a purchase of shares of Common Stock. Mr. Barrington reported an award of Common Stock and the withholding of Common Stock for taxes for the award late on Form 5.

            PROPOSAL TO APPROVE AN AMENDMENT TO THE 1991 STOCK PLAN
                   INCREASING THE NUMBER OF SHARES AUTHORIZED
                          FOR ISSUANCE UNDER THE PLAN

GENERAL

     Shareholders approved Brunswick's 1991 Stock Plan (the "Plan") at the 1991 annual meeting of shareholders and approved amendments to the Plan at the 1996 annual meeting of shareholders. On February 9, 1999, the Board of Directors approved an amendment to the Plan to increase the number of shares which may be issued under the Plan by 5,000,000 shares, subject to shareholder approval. The Board also amended the Plan to provide that henceforth no more than 2,000,000 shares of restricted stock may be issued under the Plan, that the exercise price of outstanding options may not be adjusted other than for changes in capitalization and similar changes, that the option price may not be less than 100 percent of the fair market value of the Common Stock as of the date of the award, and that shares withheld for taxes will become available for additional awards under the Plan.

     The amended Plan provides for the issuance of a maximum of 16,200,000 shares of Common Stock of Brunswick from the Plan's inception in 1991 (subject to adjustment as described below). The shares may be authorized but unissued shares or treasury shares. Before the amendment on February 9, 1999, the Plan provided for the issuance of 11,200,000 shares of Common Stock, of which 7,228,271 shares are subject to outstanding awards, 1,464,054 shares are available for future grants and 2,507,675 shares have been issued for exercised options and other awards. If the amended Plan is approved by shareholders, 6,464,054 shares will be available for future awards. No participant may receive awards of stock options and stock appreciation rights with respect to more than 300,000 shares of Common Stock in any calendar year, and future awards of restricted stock under the Plan may not exceed 2,000,000 shares.

     Shares related to awards that expire unexercised or are forfeited, terminated, surrendered, cancelled, withheld for taxes or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the Plan.

     The closing price of the Common Stock on March 15, 1999, as reported on the New York Stock Exchange Composite Tape was $20 per share. In October 1997, Brunswick adopted a systematic program to repurchase up to 5,000,000 shares for its stock plans to mitigate the dilution resulting from these plans, and to date Brunswick has repurchased 1,542,000 shares of Common Stock under this program. In addition, in October 1998 Brunswick announced a program to repurchase up to 7,000,000 shares of Common Stock. Brunswick repurchased the 7,000,000 shares during the last three months of 1998.

     The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and other stock-based awards to management employees of Brunswick and its subsidiaries. The purpose of the Plan is to promote the long-term financial interests and growth of Brunswick by (i) attracting and retaining management personnel, (ii) motivating management personnel by means of growth-related incentives, (iii) providing incentive compensation opportunities that are competitive with those of other major corporations and (iv) further aligning the interests of participants with those of the shareholders of Brunswick.

     A copy of the Plan as proposed to be amended is set forth as Exhibit A to this Proxy Statement. The following descriptions are qualified in their entirety by reference to the full text of the amended Plan set forth as Exhibit A.

ELIGIBILITY AND PARTICIPATION

     Participants in the Plan are selected by the Human Resource and Compensation Committee of the Board of Directors (the "Committee") which administers the Plan. The Plan contemplates that awards will be granted to management employees and that participants will be such employees of Brunswick and its subsidiaries, including officers of Brunswick, as from time to time are designated by the Committee. Approximately 500 employees are eligible to receive awards under the Plan. Directors of Brunswick are not eligible to participate unless they are also employees.

ADMINISTRATION

     Under the Plan and subject to the limitations thereunder, the Committee is authorized: (i) to select participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted thereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan.

AMENDMENT AND TERMINATION

     The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable, provided, however, that no such amendment shall be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby.

     The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award, except that the Committee may not adjust the exercise price of options other than for changes in capitalization and similar changes. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

CHANGES IN CAPITALIZATION AND SIMILAR CHANGES

     In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of Brunswick or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of Brunswick shall be so changed or for which such shares shall be so exchanged. The Committee may make any necessary equitable adjustments. In the event of a spin-off, extraordinary dividend, or other distribution or similar transaction, the Committee may adjust equitably the exercise price of any outstanding options or the terms of any outstanding stock appreciation rights.

AWARDS

     Under the Plan, an employee to whom an option is granted will have the right to purchase the number of shares of Common Stock covered by the option, subject to the terms and provisions of the Plan. The option price to be paid by a participant is determined by the Committee and cannot be less than 100 percent of the fair market value of the Common Stock on the date on which the option is granted. The Committee may require options, other than incentive stock options, to be purchased by participants for a purchase price determined by the Committee.

     Under the Plan, the exercise price of an option is payable in cash, by the surrender of shares of Common Stock at the fair market value on the date on which the option is exercised, or by any combination of cash and such shares. Any option granted under the Plan will be exercisable for specified periods determined by the Committee.

     Under the Plan, in addition to stock options, participants may be awarded stock appreciation rights and restricted stock, performance shares and other forms of awards that the Committee in its discretion may determine are consistent with the objectives and limitations of the Plan. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions as the Committee shall determine.

     The amount and type of awards to be granted in the future to the named officers, to all executive officers as a group and to all other employees are not currently determinable.

FEDERAL INCOME TAX CONSIDERATIONS

     The discussion which follows is a summary, based on current law, of some significant federal income tax considerations relating to stock options awarded under the Plan. A participant who is granted a stock option will not be subject to federal income tax at the time of grant, and Brunswick will not be entitled to a tax deduction by reason of such grant. Generally, upon exercise of a non-qualified option by an employee, the difference between the option price and the fair market value of the Common Stock will be considered ordinary income at the time of exercise. Upon exercise of an incentive stock option (as defined in the Internal Revenue Code), although no taxable income will be recognized by the participant and Brunswick is not entitled to a tax deduction by reason of such exercise, the excess of the fair market value on the date of exercise over the exercise price is treated by the participant as an item of tax preference for alternative minimum tax purposes. If shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the option price will be considered ordinary income. Generally, Brunswick is entitled to an income tax deduction for any compensation income taxed to the participant.

     Brunswick may withhold amounts from participants to satisfy withholding tax requirements. Participants may have Common Stock withheld from awards, may tender Common Stock back to Brunswick or may deliver previously acquired Common Stock to satisfy withholding tax requirements.

VOTE REQUIRED TO AMEND THE 1991 STOCK PLAN

     The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the amendment of the 1991 Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit and Finance Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, auditors for Brunswick and its subsidiaries for the year 1999. The Board of Directors recommends the appointment of Arthur Andersen LLP as auditors for Brunswick and its subsidiaries be ratified. If shareholders do not ratify the appointment, the selection of auditors will be reconsidered by the Audit and Finance Committee and the Board of Directors. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     If any matters other than those referred to in the Notice of Annual Meeting should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment. Management does not know of any business other than that referred to in the Notice that may be considered at the meeting.

     The entire expense of proxy solicitation will be borne by Brunswick. In addition to solicitation by mail, telephone, facsimile, telegraph and personal contact by its officers and employees, Brunswick has retained the firm of Georgeson & Co. to assist in the solicitation of proxies. Reasonable out-of-pocket expenses of forwarding the proxy material will be paid by Brunswick. For its services, Georgeson & Co. will be paid a fee of approximately $9,900.

SHAREHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission, proposals of shareholders to be considered for inclusion in the proxy statement and form of proxy for the 2000 annual meeting must be received by Brunswick at its offices at 1 N. Field Ct., Lake Forest, Illinois 60045-4811, Attention: Secretary, no later than November 23, 1999, and must otherwise meet the requirements of those rules. The date after which a shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 is considered untimely for the 2000 annual meeting is February 6, 2000, calculated as provided in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

     In order to assure the presence of the necessary quorum and to vote on the matters to come before the annual meeting, please indicate your choices on the enclosed proxy, and date, sign and return it promptly in the envelope provided.

                                           By order of the Board of Directors,
                                           /s/ Mary D. Allen
                                           MARY D. ALLEN
                                           Secretary
Lake Forest, Illinois
March 22, 1999

                                   EXHIBIT A

                             BRUNSWICK CORPORATION

                                1991 STOCK PLAN
                          (AS PROPOSED TO BE AMENDED)

     1. Purpose. The purpose of the Brunswick Corporation 1991 Stock Plan (the "Plan") is to promote the long term financial interests and growth of Brunswick Corporation (the "Company") by (a) attracting and retaining management personnel, (b) motivating management personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations, and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

     2.  Definitions. The following definitions are applicable to the Plan:

        "Affiliate" means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Committee" means the Human Resource and Compensation Committee of the Board of Directors of the Company.

        "Common Stock" means the Common Stock, par value $.75 per share, of the Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

        The "fair market value" of the Common Stock shall be determined in accordance with procedures established by the Committee.

        "Participant" means any management employee of the Company or an Affiliate selected by the Committee.

        "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

     3. Limitation on Aggregate Shares. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 16,200,000 shares (of which no more than 2,000,000 shares may be awards of restricted stock granted after February 9, 1999), except for adjustments provided for in paragraph 5(c) of the Plan and provided, however, that shares related to awards that expire unexercised or are forfeited, surrendered, terminated, cancelled, withheld for taxes, or settled in cash in lieu of stock or in such manner that all or some of the shares covered by an award are not issued to a participant shall immediately become available for additional awards under the Plan. Such 16,200,000 shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine.

     4. Awards. The Committee may grant to participants, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards. The maximum number of shares of Common Stock as to which a participant may receive stock options and stock appreciation rights under the Plan in 1996 or in any subsequent calendar year is 300,000 subject to the provisions of Section 5(c) hereof.

        (a) Options.

            (i) Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

            (ii) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that in no event shall the option price be less than the par value.

            (iii) The Committee may require options other than ISOs to be purchased by participants for a purchase price determined by the Committee.

            (iv) Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

            (v) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Corporate Secretary) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Common Stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and Common Stock or (D) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by the participant, shares of Common Stock may be issued directly to the participant's broker or dealer upon receipt of the option price in cash from the broker or dealer).

        (b) SARs.

            (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee multiplied by the number of shares as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option.

                  The amount payable may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

            (ii) An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

        (c) Restricted Stock.

            (i) The Committee may award to any participant shares of Common Stock, subject to this paragraph 4(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

            (ii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for the restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock. At the expiration of the restriction period, the Company shall redeliver to the participant (or the participant's legal representative) the certificates deposited pursuant to this paragraph.

            (iii) Except as provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

        (d) Other Awards. Other awards, including, without limitation, performance shares and other forms of awards measured in whole or in part by the value of shares, the performance of the participant or the performance of the Company, may be granted under the Plan. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions, as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or the degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

     5.  Miscellaneous Provisions.

        (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select participants in the Plan,
            (ii) to make awards in such forms and amounts as it shall determine,
            (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may, to the extent that such action will not prevent the Plan from complying with Rule 16b-3, delegate any of its authority hereunder to such persons as it deems appropriate.

        (b) Transferability. An award under the Plan may be transferred only (i) by will or the laws of descent and distribution, (ii) in accordance with guidelines established by the Committee, or (iii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (but only if permitting such transfer will not affect the status of the award under the Code). Any purported transfer contrary to this provision will nullify the award.

        (c) Changes in Capitalization and Similar Changes. In the event that each of the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then offered or available for offer under the Plan the number and kind of shares of stock into which such outstanding shares of the Common Stock of the Company shall be so changed or for which such shares shall be so exchanged. The Committee in its sole discretion shall make any equitable adjustments as may be necessary. No fraction of a share of Common Stock shall be delivered if an adjustment in the number of shares is necessary. In the event of a spin-off, extraordinary dividend or other distribution or similar transaction, the Committee may adjust equitably the exercise price of any outstanding options or the terms of any outstanding SARs.

        (d) Tax Withholding. The Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. A participant may elect to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of Common Stock received pursuant to an award or deliver to the Company previously acquired shares of Common Stock having a fair market value sufficient to satisfy all or part of the Company's withholding tax obligations for the participant associated with the transaction. Such election must be made by a participant prior to the date on which the tax obligation arises.

        (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

        (f) Rights to Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant or, having been so selected, to be selected again as a participant.

        (g) Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3.

        The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award, except that the Committee may not adjust the exercise price of any options other than as provided in Section 5(c) hereof. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

     6. Change in Control. "Change in Control" of the Company means the occurrence of any of the following events:

        (a) any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company's then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Clause (A) of paragraph (d), below;

        (b) a tender offer (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

            (i) any time during the offer when the Person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock, or

            (ii) three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50% or more of the total voting power of the Company's stock when the offer terminates;

        (c) individuals who, as of September 1, 1998, constitute the Board of Directors (the "Incumbent Board") of the Company, cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company;

        (d) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company ( or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding stock and securities; or

        (e) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least 75% of the combined voting power of the stock and securities of which is owned by Persons in substantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale.

            "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Section 13(d) and 14(d) of the Exchange Act), other than
            (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company. "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

     The Committee may provide in any award that in the event of a Change in Control, the participant may (a) exercise any outstanding Options or SARs which would not then be exercisable by the participant absent the Change in Control;
(b) require the Company to release all restrictions on shares of restricted stock awarded to the participant; and (c) require the Company to pay the participant the fair value (prorated to the date of the Change in Control) of any other awards under the Plan then held by the participant.

--------------------------------------------------------------------------------

     PROXY

     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRUNSWICK
     CORPORATION
                                                            BRUNSWICK LOGO

         The undersigned hereby appoints P. N. Larson, P. B. Hamilton and
     M. D. Allen, and each of them, as proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Brunswick Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 1999, or any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

      1. ELECTION OF DIRECTORS             [ ] FOR the following nominees: P. Harf,         [ ] WITHHOLD AUTHORITY to vote for
                                               P. N. Larson, J. W. Lorsch and B.                all nominees or their alternates
                                               Martin Musham (except as marked to the
                                               contrary) or for alternate(s)
                                               designated by the Board of Directors

     (Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided below.)

     ---------------------------------------------------------------------

      2. Approval of Amendment to 1991 Stock Plan                   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
      3. Ratification of Arthur Andersen LLP as auditors            FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

     4. In their discretion on such other business as may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

        PLEASE MARK, SIGN ON REVERSE SIDE, DATE AND RETURN PROMPTLY IN
                              ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              (Continued from other side)

     Dated

-------------------------------------------------------, 1999

      ---------------------------------   ---------------------------------
          (Signature of Shareholder)          (Signature of Shareholder)

     Please sign as your name or names appear above, date and mail this proxy promptly in the enclosed return envelope. If your stock is held in joint tenancy, both joint tenants must sign. Executors, administrators, trustees, etc. should give full title as such. If executed by a corporation, a duly authorized officer should sign.

--------------------------------------------------------------------------------

PROXY                                                                      PROXY


                Solicited on behalf of the Board of Directors of
                             BRUNSWICK CORPORATION


   The undersigned hereby appoints P.N. Larson, P.B. Hamilton, and M.D. Allen, and each of them, as proxies, with power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side, all the shares of common stock of Brunswick Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 1999, or any adjournment thereof.

   BY SIGNING AND RETURNING THIS FORM, YOU WILL BE INSTRUCTING MELLON BANK N.A., THE TRUSTEE FOR THE BRUNSWICK EMPLOYEE STOCK OWNERSHIP PLAN, BRUNSWICK RETIREMENT SAVINGS PLANS AND SEA RAY EMPLOYEES' STOCK OWNERSHIP AND PROFIT SHARING PLAN, TO VOTE THE SHARES ALLOCATED TO YOUR ACCOUNT IN THESE PLANS. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU SIGN AND RETURN THIS FORM WITHOUT MAKING ANY DIRECTION, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND
3. IF YOU DO NOT RETURN THIS FORM BY APRIL 19, 1999, THE TRUSTEE WILL VOTE YOUR SHARES (EXCEPT FOR SHARES ACQUIRED WITH TAX CREDIT CONTRIBUTIONS) IN THE SAME PROPORTION AS IT VOTES SHARES FOR WHICH IT RECEIVES INSTRUCTIONS.

     IMPORTANT -- This Proxy must be signed and dated on the reverse side.

                             BRUNSWICK CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


                                                   For All
1. Election of Directors-           For  Withheld  Except Nominee(s) Written Below   3. Ratification of Arthur  For  Against Abstain
   Nominees: P. Harf, P.N. Larson,  / /    / /      / /                                 Andersen LLP as         / /    / /     / /
   J.W. Lorsch and B. Martin Musham.                      ------------------------      Auditors.

2. Approval of Amendment to 1991    For  Against  Abstain                            4. In their discretion on such other business
   Stock Plan.                      / /    / /      / /                                 as may properly come before the meeting.



                                                                                               -------------------------------------
                                                                                               Signature

                                                                                               Dated:__________________________,1999

                                                                                               NOTE: Please sign exactly as name
                                                                                               appears on this proxy, date and mail
                                                                                               this proxy promptly in the enclosed
                                                                                               return envelope so that it is
                                                                                               received prior to the meeting.  These
                                                                                               confidential voting instructions
                                                                                               will be seen only by authorized
                                                                                               personnel of the Trustee and its
                                                                                               tabulator.

     A VOTE FOR ITEMS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
------------------------------------------------------------------------------------------------------------------------------------

                                                  v  FOLD AND DETACH HERE  v


               PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
